Exhibit 8.1

May 1, 2025

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as tax counsel to Global Net Lease, Inc., a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof, including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each a prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issue and sale by the Company of (i) shares of common stock, $0.01 par value per share (the “Common Shares”); (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”); (iii) stock purchase contracts; (iv) debt securities (“Debt Securities”); (v) guarantees by the Company; (vi) depositary shares representing fractional interests in Preferred Shares (the “Depositary Shares”); (vii) warrants (“Warrants”) entitling the holders to purchase Common Shares, Preferred Shares, Debt Securities or Depositary Shares; and (viii) units comprised of one or more of Common Shares, Preferred Shares, Debt Securities, Warrants, Depositary Shares or other securities. We have been asked to provide opinions regarding: (i) the classification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the accuracy and fairness of the discussion in the Base Prospectus under the caption “Material U.S. Federal Income Tax Considerations”; and (iii) the treatment of Global Net Lease Operating Partnership, L.P. (the “Operating Partnership”) as a partnership or a disregarded entity for U.S. federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if so asserted by the IRS.

Greenberg Traurig, LLP | Attorneys at Law One Vanderbilt Avenue | New York, New York 10017 | T +1 212.801.9200 | F +1 212.801.6400

Albany. Amsterdam. Atlanta. Austin. Berlin¬. Boston. Charlotte. Chicago. Dallas. Delaware. Denver. Fort Lauderdale. Houston. Las Vegas. London*. Long Island. Los Angeles.
Mexico City+. Miami. Milan». Minneapolis. New Jersey. New York. Northern Virginia. Orange County. Orlando. Philadelphia. Phoenix. Portland. Sacramento. Salt Lake City.
San Diego. San Francisco. Seoul∞. Shanghai. Silicon Valley. Singapore⁼. Tallahassee. Tampa. Tel Aviv^. Tokyo¤. Warsaw~. Washington, D.C. West Palm Beach. Westchester County.

Operates as: ¬Greenberg Traurig Germany, LLP; *A separate UK registered legal entity; +Greenberg Traurig, S.C.; »Greenberg Traurig Santa Maria; ∞Greenberg Traurig LLP Foreign Legal Consultant Office; ⁼Greenberg Traurig Singapore LLP; ^A branch of Greenberg Traurig, P.A., Florida, USA; ¤GT Tokyo Horitsu Jimusho and Greenberg Traurig Gaikokuhojimubegoshi Jimusho; ~Greenberg Traurig Nowakowska-Zimoch Wysokiński sp.k.

www.gtlaw.com

Global Net Lease, Inc.

May 1, 2025

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including the exhibits thereto) and the Base Prospectus; (2) the Articles of Restatement of the Company, as amended or supplemented through the date hereof; (3) all Articles Supplementary of the Company, filed through the date hereof; (4) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 2, 2015, as amended through the date hereof (the “Partnership Agreement”); (5) other public filings of the Company with the Commission such as Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K; and (6) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests, have been and will be formed, owned, and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with your consent, that all of the factual representations, covenants, and statements set forth in the Transaction Documents are true, correct, and complete, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on the Company’s representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. Although we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

Global Net Lease, Inc.

May 1, 2025

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated as of the date hereof, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)                 commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(ii)              the discussion in the Base Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as it purports to describe matters of U.S. federal income tax law and legal conclusions with respect thereto, is a fair and accurate summary of the matters set forth therein in all material respects; and

(iii)            the Operating Partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Base Prospectus under the caption “Material U.S. Federal Income Tax Considerations” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Base Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Greenberg Traurig, LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

Global Net Lease, Inc.

May 1, 2025

This opinion letter is rendered to the Company for the Company’s use in connection with the Registration Statement and may be relied on by the Company and the Company’s stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of this opinion letter for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com